EXHIBIT 23

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the registration statements of Surety Capital Corporation on Form S-8 (File No. 33-35415), Form S-8 (File No. 33-63695), Form S-3 (File No. 33-89264) and Form S-3 (File No. 33-44893) of our
report dated January 22, 1996, except for the first paragraph of Note 18, which the date is February 28, 1996, the second paragraph of Note 18, which the date is February 29, 1996, and the third paragraph of Note 18, which the date is March 15, 1996 on our audits of the consolidated financial statements of Surety Capital Corporation as of December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, which report is included in the Annual Report on Form 10-K for the year ended December 31, 1995. We also consent to the reference to our firm under the caption "Experts."


/s/ Coopers & Lybrand L.L.P.


COOPERS & LYBRAND L.L.P.

Fort Worth, Texas
March 29, 1996